Exhibit 10.1

SECOND AMENDED AND RESTATED SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED SERVICES AGREEMENT (the “Agreement”) entered into on April 1, 2010, is between the Federal Home Loan Bank of Atlanta (the “Bank”) and SJG Financial Consultants, LLC, a Georgia limited liability company (“Contractor”).

WHEREAS, the parties entered into that certain Amended and Restated Services Agreement, dated as of August 9, 2007 and as further amended on November 14, 2008 (the “Amended and Restated Services Agreement”); and

WHEREAS, the parties now wish to further amend and restate the Amended and Restated Services Agreement, to provide in a separate agreement the scope, terms and limitations related to the Bank’s indemnification of Contractor and Steven J. Goldstein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and Contractor hereby agree as follows:

1.	Engagement

Subject to the terms and conditions of this Agreement, the Bank hereby engages Contractor to perform the Services (defined below), and Contractor hereby accepts such engagement. Contractor’s relationship with the Bank will be strictly that of an independent contractor. Nothing in this Agreement should be construed to create a partnership, joint venture, employer-employee relationship, or promise of any future employment by the Bank or any affiliate thereof. Contractor is not the agent of the Bank and is not authorized to make any representation, contract, or commitment on behalf of the Bank except as is necessary in order for him to perform the Services. Contractor will not be entitled to any of the benefits or forms of compensation which the Bank may make available to its employees, including but not limited to bonuses, insurance, profit-sharing or retirement benefits, social security benefits, paid vacations or paid sick leave.

2.	Scope of Services

Subject to the provisions of this Agreement, Contractor shall assign one of its employees, Goldstein, to perform the usual and customary duties of chief financial officer, and such other assignments as may be given to him by the president and chief executive officer of the Bank from time to time (the “Services”). Goldstein will report directly to the president and chief executive officer of the Bank. During the term of this Agreement, Contractor shall cause Goldstein to devote as much of his productive time, energy and abilities to the performance of the Services as is necessary for the performance of such Services in a timely and productive manner. The parties further expect that Goldstein will conduct most of the Services at the principal office of the Bank. Contractor agrees to cause Goldstein to behave in a responsible and professional manner at all times while performing the Services under this Agreement. The parties hereby agree and acknowledge that Goldstein shall be the only employee of Contractor that is authorized by the parties to perform the Services on behalf of the Contractor hereunder.

3.	Compensation; Taxes

(a)	The Bank shall pay Contractor $394,000 per year, in twelve approximately equal monthly installments (each such monthly installment, the “Base Fee”), for the Services provided to the Bank under this Agreement. The Base Fee may be amended at any time in writing by mutual agreement of the parties.

(b)	The Contractor also shall be eligible to receive, in the Bank’s discretion, each calendar year, an incentive fee (“Incentive Fee”), determined as a percentage of the Base Fee paid to the Contractor for the immediately preceding calendar year, in an amount up to the maximum annual incentive compensation award opportunity available to an executive vice president of the Bank under the Bank’s Executive Incentive Compensation Plan for such immediately preceding calendar year.

(c)	Contractor shall send the Bank an invoice for its Base Fee and expenses provided hereunder for the immediately preceding calendar month by the 15th day of the following calendar month. Contractor’s failure to send the Bank an invoice by such date shall not relieve the Bank of its obligation to pay Contractor for its performance of the Services. The Bank shall pay the invoice by the end of the calendar month in which such invoice is received.

(d)	Contractor understands and agrees that, as an independent contractor, it is solely responsible for all taxes and other costs and expenses attributable to the compensation payable to and the Services provided by it under this Agreement. Contractor understands and agrees that it is obligated to pay federal, state and local income tax, if any, due on any monies paid to it pursuant to this Agreement, and Contractor represents that it has taken and will take any and all actions required to comply with all applicable federal, state and local laws pertaining to the same.

4.	Equipment and Expenses

(a)	The Bank shall supply Contractor with the equipment and support reasonably necessary to perform the Services under this Agreement, including office space for Goldstein at the Bank’s principal office and access to facsimile, telephone, and internet services at such location.

(b)	The Bank shall reimburse Contractor for reasonable and documented expenses incurred by Contractor in the performance of the Services, in accordance with the Bank’s normal policies and procedures. Contractor shall not be reimbursed for meal costs while performing the Services at the Bank’s principal office, commuting costs or other expenses associated with the normal performance of the Services at the Bank’s principal office on a daily basis.

5.	Representations and Warranties of Contractor

(a)	Contractor represents that it shall have control over the means of providing the Services identified herein. Contractor agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals and employers, including but not limited to obligations such as payment and withholding of taxes, social security, disability, workers’ compensation insurance, and other contributions based on fees paid to Contractor under this Agreement. Contractor agrees to provide to the Bank a certificate of workers’ compensation insurance or confirmation of exemption.

(b)	Contractor commits to perform, and to cause Goldstein to perform, the Services ethically and honestly and in a competent and efficient manner using their best efforts to accomplish the objectives of the Bank. Contractor agrees to perform, and to cause Goldstein to perform, all Services in strict compliance with any and all applicable federal, state, and local laws, regulations and guidelines known to Contractor, and in accordance with any other relevant professional or other standards known to Contractor. Contractor agrees, and agrees to cause Goldstein, to act ethically and honestly with respect to reports and documents that the Bank files with, or submits to, the United States Securities and Exchange Commission, and other regulatory filings and public communications, for which preparation Contractor or Goldstein is involved with, or supervises, on behalf of the Bank.

6.	Conflicts of Interest

(a)	Contractor represents that it has advised the Bank in writing prior to the date of signing this Agreement of any of its or Goldstein’s relationship with any third parties, including members and competitors of the Bank, or other legal obstacles that would present a conflict of interest with Contractor’s or Goldstein’s performance of the Services, or which would prevent Contractor or Goldstein from carrying out the terms of this Agreement. Contractor affirms that it shall, and it shall cause Goldstein to, advise the Bank of any such conflicts of interest, legal or ethical obstacles or other violations of this Agreement that arise during the term of this Agreement. In such event, the Bank shall have the option to terminate this Agreement without further liability to Contractor other than the obligation to pay for Services actually rendered as of the date of such termination. Contractor further agrees to refrain from making any recommendations or taking any actions that would elevate its interests, or the interests of any client, over the interests of the Bank.

(b)	During the term of his appointment as an officer of the Bank, Goldstein agrees to comply with the provisions of the Bank’s Code of Conduct, subject to any exceptions or waivers granted thereunder in accordance therewith.

7.	Term and Termination

(a)	The term of this Agreement shall begin on April 1, 2010, and continue until April 1, 2011, unless earlier terminated as provided for herein, and shall be automatically extended for additional one-year terms (the “Term”), on April 1 of each year, unless either party gives notice, in writing, to the other party prior to such renewal date that it does not wish to extend such Term.

(b)	The Bank may terminate this Agreement at any time prior to the end of the Term by giving written notice to Contractor. If this Agreement is terminated by the Bank, the Bank shall have no continuing financial obligation to Contractor other than (i) to pay the Base Fee for Services actually performed by Contractor through the date of termination to the extent not theretofore paid; and (ii) to reimburse Contractor for any expenses incurred by Contractor in accordance with the provisions of this Agreement (collectively, the “Accrued Obligations”).

(c)	Contractor may terminate this Agreement at any time prior to the end of the Term for any reason by giving written notice to the Bank. If Contractor terminates this Agreement, or if the Agreement is not renewed or extended at the end of the Term, the Bank shall have no continuing financial obligation to Contractor other than to pay the Accrued Obligations.

8.	Right of Review

During the Term, and for a period of one year after the termination of this Agreement for any reason whatsoever, the Bank and/or its representatives at reasonable times agreed to by Contractor, and upon reasonable written notice to Contractor, shall have the right to review all contracts, correspondence, books, accounts, files, and records of Contractor directly relating to Contractor’s performance of the Services or the compensation he received therefore.

9.	Indemnification of the Bank

(a)	Contractor shall defend, indemnify, and hold harmless the Bank from and against all liabilities, claims, losses, costs, fines, expenses, penalties and damages of any type (including reasonable attorneys’ fees and costs) arising out of actions taken (or failed to be taken) by Contractor in its performance of the Services that are determined by a court of competent jurisdiction to be grossly negligent, intentionally reckless or with willful disregard to the consequences of the Bank or other parties.

(b)	The Bank shall promptly notify Contractor of any third party claim or potential claim that could give rise to a claim for indemnification under this Section 9. Contractor shall have the right to assume the defense of any such third party claim with counsel of its choice reasonably satisfactory to the Bank at any time within 15 days after the Bank has given Contractor notice of the third party claim; provided, however, that the Bank may retain separate co-counsel at its sole cost and expense, unless the Bank and Contractor have reasonably concluded that there may be a conflict of interest between them in the conduct of such defense, or the Contractor shall have failed to diligently pursue such defense, in which case the reasonable fees and expenses of the Bank’s counsel shall be paid by the Contractor. The Bank may participate in the defense of any third party claim against it, and the Contractor shall not settle any such claim in any manner that would impose any penalty or limitation on the Bank, or could damage its reputation, without the Bank’s prior written consent.

(c)	The indemnification obligations of the Contractor hereunder shall continue in full force and effect in accordance with their terms upon termination of this Agreement if the acts or omissions resulting in indemnification liability to the Bank occurred during the Term in which this Agreement was in effect.

10.	Assignment

No assignment by Contractor of this Agreement or any of its rights, duties or obligations hereunder, shall be binding on the Bank without the Bank’s prior written consent.

11.	Entire Agreement

Other than (a) the Non-Disclosure and Confidentiality Agreement (the “Confidentiality Agreement”), dated as of April 11, 2007, between the Bank and Contractor, and (b) the Indemnification Agreement (the “Indemnification Agreement”), dated as of April 1, 2010, among the Bank, Contractor, and Steven J. Goldstein, this Agreement contains the entire agreement of the parties relating to the provision of Services, and except for such Confidentiality Agreement and Indemnification Agreement, it supersedes all prior agreements and understandings between the parties related to this subject matter, including the Amended and Restated Services Agreement.

12.	No Alteration, Change or Amendment Without Signed Writing

This Agreement may not be altered, changed or amended except by a writing signed by each of the parties hereto.

13.	Waiver

The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver by the waiving party of any subsequent similar or other breach by the other party.

14.	Governing Law

This Agreement shall be construed according to the laws of Georgia.

15.	Jurisdiction and Venue

Any proceedings or actions commenced hereunder shall be brought exclusively in any state or federal court within Fulton County, Georgia.

16.	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

17.	Acknowledgement of Opportunity to Review and Rules of Construction

The parties acknowledge that they have had an opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the parties agree that any rule of construction that a contract be construed against the drafter will not be applied in the interpretation and construction of this Agreement.

18.	Severability

The invalidity or unenforceability of any provisions of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

19.	Third Party Beneficiaries

Other than Goldstein, there are no third party beneficiaries of this Agreement, and no party other than the Bank and Contractor shall have any legal rights hereunder, except for Goldstein pursuant to the indemnification provisions applicable to him.

20.	Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, GUARANTEE, PRODUCT LIABILITY OR STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY THE OTHER PARTY.

21.	Notices

Any and all notices referred to herein shall be in writing and shall be deemed to have been given when personally delivered or when mailed, registered or certified mail, postage prepaid, to the following addresses:

To the Bank:

Attn: President and Chief Executive Officer

Federal Home Loan Bank of Atlanta

1475 Peachtree Street, NE

Atlanta, GA 30309

With a copy to:

Attn: General Counsel

Federal Home Loan Bank of Atlanta

1475 Peachtree Street, NE

Atlanta, GA 30309

To Contractor and Goldstein:

SJG Financial Consultants, LLC

1640 Misty Oaks Drive

Atlanta, Georgia 30350

22.	Finance Agency Review

This Agreement shall be effective on April 1, 2010; provided, however, that the parties hereby agree to undertake any and all further action necessary, including but not limited to amending this Agreement, with respect to any requirement, order or objection of the Federal Housing Finance Agency to the extent permitted by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ Richard A. Dorfman
Richard A. Dorfman, President and Chief Executive Officer

SJG FINANCIAL CONSULTANTS, LLC

By:	/s/ Steven J. Goldstein
Steven J. Goldstein, Manager

FOR PURPOSES OF SECTION 6(b) ONLY:

/s/ Steven J. Goldstein
Steven J. Goldstein